United Technologies Corporation 10 Farm Springs Road Farmington, CT 06032

February 3, 2020
Dear Ms. Marks:
The purpose of this letter is to confirm an amendment to the terms of certain awards granted to you under the UTC Long Term Incentive Plan (the “LTIP”) dated November 1, 2017 (excluding the ELG award granted on that date), January 2, 2018 and February 5, 2019 (the “Awards”). As a result of Compensation Committee action taken at its meeting of January 31, 2020, these awards will now be subject to modified treatment in the event you are involuntarily terminated from Otis Worldwide Corporation (“Otis”) for reasons other than cause (as defined in Section 1(h) of the LTIP). Specifically, in the event of such an involuntary termination, the Awards will be subject to the same treatment provided for retirement eligible participants. Accordingly, the Awards (and each Award Agreement and Schedule of Terms, as applicable) are hereby amended, effective immediately, to provide that, in the event of involuntary, not for cause termination, the following will occur:
(i)Awards held for more than one year will not be subject to forfeiture;
(ii)Awards comprised of restricted share units (“RSUs”) held for more than one year (including the sign on RSU grant dated November 1, 2017) will fully vest, provided, however, that your Executive Leadership Group RSU award dated November 1, 2017 will remain subject to the vesting criteria applicable to ELG RSU awards;
(iii)Awards comprised of performance share units (“PSUs”) held for more than one year that will be converted into time-based RSUs upon the spinoff of Otis will remain eligible to vest on the original vesting date;
(iv)Awards comprised of stock appreciation rights (“SARs”) held for more than one year will fully vest and become exercisable immediately following the date of termination and remain exercisable until the SAR expiration date; and
(v)Your 2020 LTIP grant will be subject to the vesting provisions set forth above.

Vesting treatment is not affected by this Amendment should you resign voluntarily or if termination occurs for cause. This amendment shall continue to apply to the Awards following the transfer of such Awards from UTC to Otis. All other terms of the LTIP and any successor Otis plan continue to apply to the Awards except as expressly modified herein. The Awards remain subject to conversion and adjustment resulting from the spinoff of Otis, consistent with the treatment and methodology applicable to Otis awards generally.
Very truly yours,
/s/ Jeffrey W. Kridler

Jeffrey W. Kridler
Corporate Vice President, Total Rewards

Acknowledged and Accepted

/s/ Judy Marks    3 February 2020
Judy Marks      Date